Exhibit 21.1

Subsidiaries of KBS Growth & Income REIT as of January 4, 2019

KBS Growth & Income Limited Partnership
KBS Growth & Income REIT Holdings LLC
KBS Growth & Income Investor Select Fund I, Inc.
KBS Growth & Income Investor Select Fund I LP
KBS Growth & Income Investor Select Fund I LLC
KBSGI 213 West Institute Place, LLC
KBSGI 421 SW 6th Avenue, LLC
KBSGI Offices At Greenhouse, LLC
KBSGI REIT Acquisition I, LLC
KBSGI REIT Acquisition II, LLC
KBSGI REIT Acquisition IV, LLC
KBSGI REIT Acquisition V,LLC
KBSGI REIT Properties, LLC
KBSGI Von Karman Tech, LLC